CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties
Accelerates Closing of $22 Million of Previously Announced Acquisitions

New York, New York, February 1, 2013 ˗ American Realty Capital Properties, Inc. (“ARCP” or the “Company”) announced today that it has closed $21.9 million (exclusive of closing costs) of the $54.8 million of acquisitions under agreement that it announced on January 22, 2013. ARCP intends to close the acquisition of the remaining properties within the next 30 days. The Company accelerated the $21.9 million of purchases in order to use the proceeds received from its recent successful 2,070,000 share follow-on equity offering. The acquisitions include five single-tenant freestanding, net leased properties with 59,034 rentable square feet and an average remaining lease term of 6.9 years. The properties are located in four states and were purchased at a weighted average capitalization rate of 8.9% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue, less property operating expenses, by base purchase price). The five properties are leased to Walgreens, Family Dollar, Fresenius and Pilot Flying J.

“We recently announced $55 million of acquisitions and have already closed almost half of those purchases at returns accretive to our dividend. These properties are leased to nationally recognized tenants with strong credit ratings,” said Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCP. Mr. Schorsch added, “We continue to seize buying opportunities from our robust pipeline of net lease properties with remaining lease terms of less than 10 years. Our buying efforts are complemented by the market’s strong support for our business strategy as demonstrated by our recent ‘overnight’ equity raise. These acquisitions continue to demonstrate that we are able to deploy fluidly the capital raised from our recent public offering.”

The table below provides a summary of the five properties acquired by the Company since its January 22, 2013 announcement and, for each tenant, includes the properties’ average lease term remaining at acquisition, contractual purchase price, rentable square feet, average capitalization rate and indicates whether the tenant or guarantor of the applicable lease(s) is investment grade:

Tenant	Number of Properties	Average Lease Term Remaining at Acquisition (In Years)	Contract Purchase Price (millions)	Rentable Square Feet	Average Capitalization Rate	Investment Grade? (Y/N)
Family Dollar	1	6.9	$0.9	9,180	9.0%	Y
Fresenius	1	5.5	$0.9	5,100	9.7%	N
Pilot Flying J	1	5.9	$10.4	17,480	9.4%	N
Walgreens	2	8.3	$9.7	27,274	8.2%	Y
Total	5	6.9	$21.9	59,034	8.9%

Important Notice

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Capital Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on its website at www.americanrealtycapitalproperties.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.